EXHIBIT 19.1

Assured Guaranty Ltd.
Global Restrictions on Trading Policy
Table of Contents

Global Restrictions on Trading Policy
Introduction
Assured Guaranty Ltd. (“AGL”) and its subsidiaries (collectively, “Assured Guaranty” or the “Company”) has established and implemented this Restrictions on Trading Policy that sets forth the Company’s trading policies and procedures and applicable securities laws. Before trading in securities, you must read these policies and procedures and comply with their terms, including the blackout period restrictions and the pre-clearance requirements.
In the course of your work for Assured Guaranty, you may become aware of “material non-public information” (as further defined in Section 1 below, “MNPI”) concerning an issuer, which includes Assured Guaranty, third party issuers, including those with obligations that are guaranteed, insured, or reinsured by Assured Guaranty (“Guaranteed Issuers”), vendors, suppliers and other counterparties. As detailed in Section 1 below, you may not trade in the securities of any of the foregoing entities or the securities of another entity if you are aware of MNPI concerning such entity or security.
This policy is applicable to all directors, officers and employees of the Company (collectively, “Covered Persons”), and to the extent described below, persons under their control, including Family Members1, as well as their designees.
Assured Guaranty’s Chief Compliance Officer (the “CCO”) is responsible for overseeing compliance with insider trading guidelines and for giving guidance and answering questions with respect thereto from Covered Persons.
The CCO shall maintain, as part of the Company’s books and records, copies of this Restrictions on Trading Policy, an acknowledgment of receipt of this Restrictions on Trading Policy (included in the Global Code of Ethics compliance attestation) for each Covered Person, and documentation of any actions taken thereunder.
1.No Trading on MNPI
Generally speaking, a person is involved in unlawful insider trading if that person trades (i.e., buys, sells or changes standing buy or sell orders) securities while in possession of MNPI concerning the issuer of those securities. Securities include equity securities, such as common shares, and debt securities. A person may also be involved in insider
1 A “Family Member” is (i) any family member who resides with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws, and shall include adoptive relationships); (ii) those with whom you are co-habitating and have a close personal relationship (including a significant other or domestic partner); and (iii) any family member who does not live in your household but whose transactions are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in such securities.

trading if the person discloses MNPI to another person who uses that information to trade in an issuer’s securities (i.e., tipping). A person does not have to make a profit from the trade to be guilty of insider trading; using MNPI to avoid or minimize a loss is also insider trading (i.e., selling stock while in possession of MNPI that, when published, will cause the stock price to drop).
You may not trade Assured Guaranty Securities (as defined in Section 4 below) or the securities of another entity while in possession of MNPI, learned through your job function or otherwise, about Assured Guaranty, or such other entity. In addition, you may not tip others as to MNPI.
This policy expressly applies to MNPI related to other publicly traded companies, including our vendors, suppliers, counterparties, Guaranteed Issuers and other clients. You should treat MNPI about such third parties with the same care required with respect to information directly related to Assured Guaranty.
You are reminded that, in addition to your obligations under this policy, the Global Code of Ethics prohibits you from engaging in activities that may give rise to conflicts of interest, and requires you to safeguard confidential information.
Violations of this policy and the Global Code of Ethics may result in disciplinary action, which may include dismissal, and also may involve potential criminal or civil liability, as described in more detail in Section 8.
For purposes of MNPI:
“Material information” is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell, or hold the relevant securities. The test is whether there is a substantial likelihood that a reasonable investor would consider the facts important in making an investment decision. Examples of inside information that could be material include information regarding company earnings, acquisitions, dispositions, joint ventures, regulatory issues, launch of new business lines, entry into new jurisdictions, cybersecurity breaches, significant litigation, government investigations, information about potential legislation, draft budgets, the status of union negotiations, pension analysis or projections, and the status of negotiations involving distressed credits. This is not a complete list. A useful rule of thumb is if you learn of non-public information, you should assume it is material.
“Non-public” information about an issuer is information that is not generally known to the public. Although non-public information generally comes directly from the relevant issuer, it may originate from other parties.
2.Transactions by Family Members

This Restrictions on Trading Policy applies to your Family Members. You are responsible for the transactions of your Family Members and therefore should make them aware of the need to confer with you before they trade in Assured Guaranty Securities, or securities of certain Distressed Guaranteed Issuers (as defined in Section 5 below). You should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account. This policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members (i.e., where you or your Family Member have no Trading Discretion (as defined below)).
3.Transactions by Entities that You Influence or Control
This Restrictions on Trading Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.
This Restrictions on Trading Policy does not apply to any trading account over which you have granted full investment discretion to an independent third party (i.e., with no familial or personal relationship to you and no affiliation with Assured Guaranty), and you have no direct or indirect influence or control over the specific trades being made for the account (i.e., no “Trading Discretion”). You are presumed to have Trading Discretion over the account if you:
i.direct the third party to make, or suggest that the third party make, any particular purchases or sales of securities for the account (including instructions to sell or buy investments when certain trigger events occur, such as a specified price per share); or
ii.consult with the third party as to the particular allocation of investments to be made in the account.
You do not have Trading Discretion if you discuss general policy matters with the third party, such as, for example, your tolerance for investment risk, overall defensive or aggressive postures, asset allocation by broad categories, and preferences, tax matters such as tolerance for gains and losses, and cash disbursement requirements for taxes or otherwise.
4.Policy for Trading in Assured Guaranty Securities
As a result of your relationship with Assured Guaranty, you may sometimes be in possession of MNPI that precludes you from engaging in trading activity with respect to securities issued by Assured Guaranty (“Assured Guaranty Securities”) and, on

occasion, securities issued by other entities, including Guaranteed Issuers. Subject to the discussion below in Section 6, these rules apply to all Covered Persons, and persons under their control, including Family Members, as well as their designees.
4.1.Restrictions on Trading in Assured Guaranty Securities during Blackout Periods
For the period beginning at the end of each calendar quarter and ending after one (1) full trading day has passed following the filing with the SEC of Assured Guaranty’s quarterly report on Form 10-Q for such quarter, or in the case of the fourth calendar quarter, Assured Guaranty’s annual report on Form 10-K, Assured Guaranty is in “blackout” and you are prohibited from trading Assured Guaranty Securities. In addition to trades in Assured Guaranty Securities received outside of Assured Guaranty plans, the restriction on trading during blackout periods expressly applies to trading in Assured Guaranty Securities that you receive in connection with Assured Guaranty plans in the following circumstances:
i.any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option and/or any related tax withholding;
ii.any trade of shares acquired upon the exercise of options;
iii.any trade of shares acquired upon vesting of restricted stock or restricted stock units; or
iv.your enrollment in or any trade of shares purchased under the Employee Stock Purchase Plan.
The restriction on trading Assured Guaranty Securities during blackout periods contained in this policy do not apply to:
i.the vesting of restricted stock or restricted stock units (but see additional information below);
ii.the exercise of a tax withholding right pursuant to which a person has elected to have Assured Guaranty withhold shares upon the vesting of restricted stock or upon the distribution of shares in settlement of restricted stock units to satisfy tax withholding requirements;
iii.purchases under the Employee Stock Purchase Plan resulting from your contribution of money to such plan pursuant to the election you made;
iv.any other purchase of Assured Guaranty Securities from Assured Guaranty;
v.any sale of Assured Guaranty Securities to Assured Guaranty;

vi.transactions in mutual funds that are invested in Assured Guaranty Securities;
vii.subject to the pre-clearance requirements set forth in Section 4.2 below and even if you are in possession of MNPI, the exercise of employee stock options where the exercise price and any related tax withholding is satisfied by (a) cash from sources other than the sale of Assured Guaranty Securities; (b) attestation of previously-owned Assured Guaranty Securities; (c) delivery of previously-owned Assured Guaranty Securities; or (d) electing to have Assured Guaranty withhold Assured Guaranty Securities otherwise deliverable on such exercise to satisfy tax withholding obligations (but see additional information below);
viii.subject to the pre-clearance requirements set forth in Section 4.2 below, bona fide gifts to a person other than a charitable organization, unless the person making the gift is in possession of MNPI or has reason to believe that the recipient intends to sell the Assured Guaranty Securities while the Covered Person is aware of MNPI or during a blackout period;
ix.subject to the pre-clearance requirements set forth in Section 4.2 below, bona fide gifts to a charitable organization, provided that the person making the gift is not in possession of MNPI or for which the person making the gift and such person’s Family Members (a) do not have any Trading Discretion with respect to securities held by the charitable organization and (b) do not serve as directors, trustees, officers or employees of the charitable organization; or
x.ongoing purchases of Assured Guaranty Securities pursuant to an automatic dividend reinvestment plan (a “DRIP”) sponsored by a bank, brokerage firm or Assured Guaranty transfer agent or offered by Assured Guaranty, if any. However, any election to enroll in a DRIP, election to withdraw from a DRIP, change in the level of participation in a DRIP, and voluntary purchase of Assured Guaranty Securities through additional contributions to a DRIP are subject to this policy, must be pre-cleared in accordance with Section 4.2, and must not occur during any blackout period that is applicable to you or at a time when you are aware of MNPI regarding Assured Guaranty. For the avoidance of doubt, this policy applies to the sale of any Assured Guaranty Securities purchased pursuant to a DRIP. Notwithstanding the foregoing, directors of Assured Guaranty Ltd. (“AGL Directors”) and officers of Assured Guaranty who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”) may not participate in a DRIP with respect to Assured Guaranty Securities.
Notwithstanding clause (i) above, while the receipt of Assured Guaranty Securities on the vesting of restricted stock or restricted stock units is not subject to the restriction on trading during blackout periods, as stated above, any sale of Assured Guaranty

Securities received upon vesting is subject to such restriction upon trading during blackout periods.
Notwithstanding clause (vii) above, while the receipt of Assured Guaranty shares upon the exercise of options under these circumstances is not subject to the restriction on trading during blackout periods, as stated above, any sale of Assured Guaranty shares received upon or in connection with the exercise of the options (including as part of a broker-assisted cashless exercise of an option) is subject to this policy. Therefore, if you want to exercise an option while Assured Guaranty is in “blackout,” you should only conduct an exercise and hold transaction, using one of the exercise methods designated in this subsection, and in any event, must pre-clear any exercise of employee stock options, regardless of the method of exercise.
Except with respect to the trades described in clauses (i) through (vi) above and as expressly described in clause (x) above with respect to a DRIP, even when no blackout period is in effect, Covered Persons must pre-clear all trades of Assured Guaranty Securities with AGL’s General Counsel (the “Global General Counsel”) or the CCO in accordance with Section 4.2 of this policy.
From time to time, Assured Guaranty may impose a special blackout period during which Covered Persons are prohibited from trading in Assured Guaranty Securities. The imposition of any special blackout period for the trading in Assured Guaranty Securities, or the fact that any intended trade has been denied pre-clearance, should itself be treated as MNPI.
4.2.Requests for Pre-clearance for Trading in Assured Guaranty Securities
All trades of Assured Guaranty Securities must be pre-cleared with the Global General Counsel or the CCO, except to the extent otherwise expressly provided in this Section 4.2. For the avoidance of doubt, even the following transactions need to be pre-cleared:
•the exercise of employee stock options (using any method of exercise);
•any election to enroll in a DRIP, election to withdraw from a DRIP, changes in the level of participation in a DRIP, and voluntary purchases of Assured Guaranty Securities through additional contributions to a DRIP and
•bona fide gifts, including gifts that are expressly excluded from the restrictions on trading Assured Guaranty Securities during blackout periods pursuant to Section 4.1.
Requests for pre-clearance for trading in Assured Guaranty Securities should be sent to the Global General Counsel and to the CCO via the Trade Approval Request Form available on the Company’s intranet portal. Such form sets forth the following

information: (i) date(s) of proposed trading; (ii) confirmation that you:     have read this policy; have given consideration to whether any information in your possession is MNPI; are not currently in possession of MNPI; and (iii) additional information related to your trade request, as applicable.
If you are in possession of MNPI, you should not submit the request as you are not permitted to trade or gift. If you are uncertain whether information is material or non-public, please consult with the Global General Counsel or the CCO prior to submitting a request to trade or gift.
Clearance is valid for no more than five (5) market trading days (i.e., days on which the applicable market is open for trading). If you become aware of MNPI at any time after obtaining clearance, such clearance becomes void.
4.3.Other Restrictions on Trading in Assured Guaranty Securities
Covered Persons are prohibited at all times from pledging Assured Guaranty Securities as collateral for a loan unless approval is obtained in advance from the Nominating and Governance Committee of the Board of Directors of Assured Guaranty Ltd. (the “Nominating and Governance Committee”). In order to seek such approval, please contact the Global General Counsel to describe the circumstances that the Nominating and Governance Committee should consider to determine whether to permit you to pledge Assured Guaranty Securities in such situation. No approval will be granted unless a Covered Person’s financial capacity to repay the loan (which must not constitute margin debt) is clearly demonstrated without resorting to the pledged securities.
Covered Persons are prohibited at all times from:
i.holding Assured Guaranty Securities in a margin account2;
ii.purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities of Assured Guaranty, including monetization transactions that allow you to lock in all or a part of the value of your holdings of Assured Guaranty Securities in exchange for all or part of the potential for upside appreciation in such securities3;
2 Securities held in a margin account may be sold by the broker without the client’s consent if the client fails to meet a margin call. Because a margin sale may occur at a time when you are aware of MNPI or otherwise are not permitted to trade in Assured Guaranty Securities, use of Assured Guaranty Securities in these contexts is prohibited.
3 These transactions allow you to continue to own Assured Guaranty Securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as other holders of Assured Guaranty Securities.

iii.engaging in transactions in puts, calls or other derivative securities with respect to Assured Guaranty Securities4; or
iv.engaging in short sales of Assured Guaranty Securities5.
5.Policy for Trading in Securities of Guaranteed Issuers and Distressed Guaranteed Issuers
Covered Persons may not trade securities of another entity while in possession of MNPI about such other entity. To facilitate compliance with this requirement, to avoid the appearance of a conflict of interest between personal activities and interests of Covered Persons and the Company’s best interest, to align Covered Persons’ interests with the Company’s interests, and to protect the Company’s reputation:
i.without advance written consent from the Global General Counsel or the CCO, Covered Persons, and persons under their control, including Family Members, as well as their designees and, to the extent so determined by the Company, contractors, and consultants, may not trade in:
•debt securities either insured by Assured Guaranty or part of an issuance, a portion of which is insured by Assured Guaranty, in each case, in the primary market (“Primary Market Issuance”);
•debt securities (whether or not such debt securities are guaranteed, insured, or reinsured by Assured Guaranty) of any Guaranteed Issuer that, as of the time of the proposed trade, has outstanding securities that are below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one (1) year) have yet been paid, below-investment grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid, or as to which Assured Guaranty has an outstanding loss recoverable (“Distressed Guaranteed Issuer”), whether or not such debt securities are guaranteed, insured, or reinsured by Assured Guaranty; and
4 A transaction in such options is, in effect, a bet on the short-term movement of an Assured Guaranty Security and therefore creates the appearance that you are trading based on inside information. Transactions in options also may focus your attention on Assured Guaranty’s short-term performance at the expense of its long-term objectives.
5 Short sales of Assured Guaranty Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Assured Guaranty or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Assured Guaranty’s performance. Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits Section 16 reporting officers and directors from engaging in short sales.

ii.Covered Persons, and persons under their control, including Family Members, as well as their designees, may not tip others as to MNPI regarding any Primary Market Issuance or Distressed Guaranteed Issuers.
6.Rule 10b5-1 Trading Plans and Non-Rule 10b5-1 Trading Arrangements
6.1.General Rules for Covered Persons
Covered Persons may be permitted to trade in Assured Guaranty Securities even during a blackout period or while in possession of MNPI when the trades are made pursuant to a Rule 10b5-1 Trading Plan. A “Rule 10b5-1 Trading Plan” is a written agreement entered into in good faith in accordance with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended, for the trading of securities adopted at a time when the person adopting the trading plan is not in aware of any MNPI concerning such securities and a blackout period is not in effect, where such written agreement:
i.directs a third party to make future trades in accordance with pre-established guidelines, including;
•specifying the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;
•including a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or
•prohibiting the person adopting the plan to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, does exercise such influence must be aware of MNPI when doing so.
ii.includes a required “cooling off” period before transactions can be undertaken under the arrangement;
iii.contains certain required certifications; and
iv.includes limitations on the use of multiple overlapping or single-trade trading plans.
Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. For example, a trading plan may irrevocably direct a broker to acquire or sell Assured Guaranty Securities on a specified future date, thus making irrelevant that the trader may have come into possession of MNPI or that a blackout period is in effect when the trade is made. An individual may only modify or terminate a Rule 10b5-1 Trading Plan at a time when they are not aware of MNPI and a blackout period is not in effect. Modifications of a Rule 10b5-1 Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will trigger a new cooling-off period.
The rules on trading plans are complex. If you are interested in additional information about them, please contact the Global General Counsel or the CCO. All Covered Persons must request prior approval before adopting, modifying or terminating a Rule 10b5-1 Trading Plan. Such requests shall be sent to the Global General Counsel and the CCO for review and approval at least five (5) business days prior to the proposed implementation, modification or termination of the Rule 10b5-1 Trading Plan. If approved and implemented, then no further pre-approval of transactions conducted pursuant to the trading plan will be required.
Compliance of a Rule 10b5-1 Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the trading plan are the sole responsibility of the person initiating the trading plan.
6.2.Additional Rules for AGL Directors and Section 16 Officers
Applicable SEC regulations require Assured Guaranty as well as AGL Directors and Section 16 Officers to make certain disclosures in SEC filings when the applicable AGL Director or Section 16 officer (i) adopts, modifies or terminates a Rule 10b5-1 Trading Plan and/or (ii) adopts, modifies or terminates a Non-Rule 10b5-1 Trading Arrangement (defined below). Accordingly, AGL Directors and Section 16 Officers must promptly advise the Global General Counsel or CCO prior to adopting, modifying or terminating a Rule 10b5-1 Trading Plan or Non-Rule 10b5-1 Trading Arrangement. In addition, to ensure the Company has sufficient information to make the required SEC disclosures, trade approval requests submitted by AGL Directors and Section 16 Officers will require confirmation as to whether the proposed trade is being made pursuant to a Rule 10b5-1 Trading Plan or a Non-Rule 10b5-1 Trading Arrangement.
For purposes of the SEC disclosure requirements, a “Non-Rule 10b5-1 Trading Arrangement” is a written arrangement for the trading of Assured Guaranty Securities adopted at a time when the person adopting the trading plan is not in possession of any MNPI, where such trading arrangement directs a third party to make future trades in accordance with pre-established guidelines (as set out in Section 6.1(i) above, but does not meet the additional requirements set out in Sections 6.1(ii)-(iv) above.

Trading plans do not exempt AGL Directors and Section 16 Officers from their obligations under Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 of the Securities Act of 1933, as amended, including their reporting obligations and limitations on short-swing transactions thereunder.
7.Post-Separation Transactions
Even after termination of service to Assured Guaranty, federal securities laws continue to apply to transactions in Assured Guaranty Securities, and securities of other entities, to the extent you are in possession of MNPI with respect to such securities, learned through your job function or otherwise. Therefore, if you are in possession of MNPI regarding Assured Guaranty Securities, or other entities when your service ends, you may not trade in such securities, as relevant, until that information has become public or is no longer material. If you plan to trade such securities after you leave the Company, especially if you leave during a blackout period, you should consider whether to discuss such trading with the Global General Counsel.
8.Violations
Engaging in insider trading may give rise to a variety of civil claims, as well as to SEC administrative or court action, and in some circumstances, criminal penalties. Tipping of material undisclosed corporate information by an insider to an outsider may lead to a violation of SEC rules. The SEC has the authority to seek a civil penalty of up to three times (3x) the amount of profit gained or loss avoided by a person who trades while in possession of MNPI. In addition to having serious legal ramifications, the foregoing activities would seriously undermine and damage the Company’s reputation for integrity and ethical conduct.
In addition to any civil or criminal penalties imposed by the SEC or a court for insider trading, Assured Guaranty may take disciplinary action against you, including dismissal or removal for cause, if you or any person or entity for which you are responsible under the terms of this policy violates this policy.
If you have any questions about trading in Assured Guaranty Securities, or securities of Distressed Guaranteed Issuers, or about trading in securities of other third-party issuers for which you obtained MNPI in the course of employment with, or performance of services on behalf of, Assured Guaranty, please contact the CCO or the Global General Counsel.